Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the GTT Communications, Inc. 2018 Stock Option and Incentive Plan of our report dated August 11, 2017 relating to the financial statements of Perseus Telecom Limited, which appears in the Current Report on Form 8-K of GTT Communications, Inc. filed on April 10, 2018.

/s/ UHY

New York, NY

June 14, 2018